Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-22223, 333-128611, 333-143517 and 333-183278) of Spire Corporation of our report dated March 28, 2013 (which includes an explanatory paragraph relating to the existence of substantial doubt about the Company's ability to continue as a going concern), relating to our audit of the consolidated financial statements as of and for the year ended December 31, 2012 and 2011, which appears in this Annual Report on Form 10-K of Spire Corporation for the year ended December 31, 2012.

/s/ McGladrey LLP

Boston, Massachusetts
March 28, 2013